MRS Technology, Inc.
10 Elizabeth Drive
Chelmsford, MA 01824

Notice of Postponement of Annual Meeting of Stockholders

In connection with the filing for reorganization under Chapter 11 of the Federal Bankruptcy Code on July 1, 1998, the annual Meeting of Stockholders of MRS Technology, Inc., which was noticed to be held on Tuesday, July 28, 1998, has been postponed until late September, 1998. When the actual date of the meeting has been determined, a new record date will be set for stockholders of record on such record date who will be entitled to notice of and to vote at the meeting. A new meeting notice will be sent to stockholders of record with the proxy material for the meeting.

By Order of The Board of Directors

July 15, 1998
John L.Steele, Jr., Secretary